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                                                                    EXHIBIT 23.4

                        CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement of Loral CyberStar, Inc. (a wholly owned subsidiary of Loral Space & Communications Corporation Ltd.) and Loral Space & Communications Ltd. (a Bermuda company) on Form S-4 of our report with respect to the consolidated financial statements of Globalstar, L.P. for the years ended December 31, 2000, 1999 and 1998, appearing in the Annual Report on Form 10-K/A of Loral Space & Communications Ltd. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

San Jose, California
November 13, 2001